Exhibit 99.1

Contact:	Michael Shelton	June 30, 2008
Executive Vice President, Chief Financial Officer
NewBridge Bancorp
336-369-0900
Pressley A. Ridgill Appointed CEO of NewBridge Bancorp
Greensboro, NC – The Board of Directors of NewBridge Bancorp announced today the appointment of Pressley A. Ridgill to the position of Chief Executive Officer of NewBridge Bancorp, replacing Robert F. Lowe who recently announced he would retire as CEO on June 30, 2008. With the additional management responsibility for the corporation, Mr. Ridgill becomes President and CEO of NewBridge Bancorp. He has held the title of President of NewBridge Bancorp and President and CEO of NewBridge Bank since 2007. Mr. Lowe will remain Chairman of both NewBridge Bancorp and NewBridge Bank.
Barry Z. Dodson, Vice Chairman of the Board and lead independent director, said, “Pressley Ridgill has demonstrated outstanding leadership with the successful merger of the two legacy banks in 2007 and is well suited to lead a more streamlined, customer-focused organization toward future earnings growth. He is a proven industry leader and a highly experienced and respected operating executive who played a major role in the
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strategy and implementation of the merger. Pressley will continue to strengthen and build our culture based on employee teamwork, customer relationships and operational efficiency to generate additional shareholder value.”
About Mr. Ridgill
Prior to the merger of LSB Bancshares, Inc. and FNB Financial Services Corporation in 2007, Mr. Ridgill, 56, was President and CEO of FNB Financial Services Corporation, a member of its Board of Directors and President and CEO of FNB Southeast, the corporation’s subsidiary bank.
He helped form First Commerce Bank in Charlotte and served as Executive Vice President. Earlier he served as Senior Vice President, Treasurer and Chief Financial Officer for Security Capital Bancorp of Salisbury, a multi-bank holding company. A Certified Public Accountant (CPA) and Certified Financial Planner (CFP), he was Senior Manager for KPMG Peat Marwick’s Charlotte office.
A native of Manning, S.C., Mr. Ridgill earned a Master of Accountancy degree and Bachelor of Science in Business Administration degree from the University of South Carolina. Additionally, he graduated from a three-year advanced banking program through the Graduate School of Banking of the South at Louisiana State University.
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About NewBridge Bancorp
NewBridge Bancorp is the parent company of NewBridge Bank, which is a full service state chartered community bank with headquarters in Greensboro, North Carolina. NewBridge Bank also offers financial planning and investment alternatives such as mutual funds and annuities through Raymond James Financial Services, Inc., a registered broker dealer. NewBridge Bank ranks among the 10 largest banks in North Carolina with assets of approximately $2.1 billion. The Bank has 37 banking offices in the Piedmont Triad of North Carolina, the Wilmington, NC area and the area surrounding Harrisonburg, VA. It maintains operations facilities in Lexington and Reidsville, NC. The stock of NewBridge Bancorp trades on the NASDAQ Global Select Market under the symbol “NBBC.”
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